Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

December 19, 2016

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 20, 2016, to the Conflicts Committee of the Board of Directors of Energy Transfer Partners, L.P. (“ETP”), as Annex B to the joint prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of Sunoco Logistics Partners L.P. (“SXL”), as filed by SXL on December 16, 2016 (the “Registration Statement”), relating to the mergers (as defined in the Registration Statement), and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of the Financial Advisor to the ETP Conflicts Committee”, “Risk Factors—Risk Factors Relating to the Merger”, “The Merger—Background of the Merger”, “The Mergers— Recommendation of the ETP Conflicts Committee, the ETP Board and Their Reasons for the Merger”, “The Merger—Opinion of the Financial Advisor to the ETP Conflicts Committee” and “Item 21. Exhibits and Financial Statement Schedules—Opinions”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.